Exhibit (k)(1)

FORM OF AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, dated as of             , 2021 (the “Agreement”), by and among Ironwood Institutional Multi-Strategy Fund LLC, a Delaware limited liability company (the “Master Fund”), Ironwood Multi-Strategy Fund LLC, a Delaware limited liability company (the “Feeder Fund” and collectively with the Master Fund, the “Funds”) and Ironwood Capital Management, a California corporation (the “Investment Manager”).

WHEREAS, the parties hereto desire to amend and restate the Expense Limitation Agreement dated as of October 14, 2010, (the “Initial Expense Limitation Agreement”) to make the modifications hereinafter set forth;

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a non-diversified, investment company and under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, each Fund is more fully described in its prospectus, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 30, 2021 (for each Fund, its “Prospectus” and collectively, the “Prospectuses”);

WHEREAS, the Investment Manager has agreed to waive its fees and/or reimburse the Master Fund’s expenses to the extent necessary to ensure that the Master Fund’s aggregate monthly expenses (excluding taxes, brokerage commissions, custody fees, interest expenses (including loan commitment fees) incurred in connection with the Master Fund’s credit facility, other transaction-related expenses, any extraordinary expenses of the Master Fund, any Acquired Fund Fees and Expenses and the Advisory Fee) will not exceed 0.020833% (0.25% per annum) of the Master Fund’s net assets as of each Fiscal Period Closing during the term of this Agreement; and

WHEREAS, the Investment Manager has agreed to waive its fees and/or reimburse the Feeder Fund’s expenses to the extent necessary to ensure that the Feeder Fund’s aggregate monthly expenses (excluding taxes, brokerage commissions, other transaction-related expenses, any extraordinary expenses of the Feeder Fund, the Feeder Fund Account Servicing Fees and the Feeder Fund’s pro rata share of any expenses incurred by the Master Fund) will not exceed 0.020833% (0.25% per annum) of the Feeder Fund’s net assets as of each Fiscal Period Closing during the term of this Agreement.

NOW, THEREFORE, in consideration for the mutual promises herein contained, the parties agree to amend and restate the Initial Expense Limitation Agreement as follows:

Section 1.            Waiver of Advisory Fees and Master Fund Expense Reimbursement. (a.) The Investment Manager hereby agrees to waive, to the extent that such waiver is required pursuant to the provisions of Section 1(c), the payment of a portion of the Advisory Fees otherwise payable to the Investment Manager by the Master Fund pursuant to the Investment Management Agreement, dated as of October 5, 2010, by and among the Investment Manager and each Fund (the “IMA”).

(b.)         The Investment Manager further agrees to reimburse, to the extent that such reimbursement is required pursuant to the provisions of Section 1(c), the Master Fund for any expenses incurred by the Master Fund.

(c.)        Notwithstanding the foregoing, the Investment Manager shall have no obligations under this Section 1 to waive any amounts pursuant to Section 1(a) or reimburse any amount pursuant to Section 1(b) in any Fiscal Period in an amount greater than the amounts necessary to be waived or reimbursed to caused the Master Fund’s aggregate monthly expenses (excluding taxes, brokerage commissions, custody fees, interest expenses (including loan commitment fees) incurred in connection with the Master Fund’s credit facility, other transaction-related expenses, any extraordinary expenses of the Master Fund, any Acquired Fund Fees and Expenses and the Advisory Fee) (the “Covered Master Fund Expenses”) to be equal to no more than 0.020833% of the Master Fund’s net assets as of the relevant Fiscal Period Closing (the “Master Fund Expense Limitation”), before giving effect to (i) any repurchase payments to be paid in respect of a Repurchase Date (as defined in the Master Fund’s Prospectus) that is as of such date, (ii) any distributions to be paid as of such date (including any distributions paid in respect of dividends declared by the Master Fund in the preceding Fiscal Period), or (iii) Advisory Fees assessed as of such date.

(d.)         The Master Fund agrees that it will maintain an account (the “Master Fund Expense Limitation Account”) and the balance of the Master Fund Expense Limitation Account shall equal, as of each date, an amount equal to:

1.          the aggregate amount of Advisory Fees waived by the Investment Manager pursuant to Section 1(a) in the three (3) year period prior to such date; plus

2.          the aggregate amount of all Covered Master Fund Expenses reimbursed by the Investment Manager pursuant to Section 1(b) in the three (3) year period prior to such date; minus

3.          the aggregate amount of Master Fund Reimbursement Payments (as defined in Section 1(e)).

(e.)        The Master Fund agrees that, in any Fiscal Period in which the total amount of Covered Master Fund Expenses is less than the Master Fund Expense Limitation, the Investment Manager shall be entitled to a payment by the Master Fund (the “Master Fund Reimbursement Payment”) equal to the lesser of:

1.          the difference between the Master Fund Expense Limitation minus the aggregate amount of Covered Master Fund Expenses; and

2.          the balance of the Master Fund Expense Limitation Account.

Section 2.            Waiver of Feeder Fund Account Servicing Fees and Feeder Fund Expense Reimbursement. (a.) The Investment Manager hereby agrees to waive, to the extent that such waiver is required pursuant to the provisions of Section 2(c), the payment of a portion of the Feeder Account Servicing Fees otherwise payable to the Investment Manager by the Feeder Fund pursuant to the IMA,

(b.)         The Investment Manager further agrees to reimburse, to the extent that such reimbursement is required pursuant to the provisions of Section 2(c), the Feeder Fund for any expenses incurred by the Feeder Fund.

(c.)        Notwithstanding the foregoing, the Investment Manager shall have no obligations under this Section 2 to waive any amounts pursuant to Section 2(a) or reimburse any amount pursuant to Section 2(b) in any Fiscal Period in an amount greater than the amounts necessary to be waived or reimbursed to caused the Feeder Fund’s aggregate monthly expenses (including the Feeder Fund’s pro rata share of the Master Fund’s monthly expenses but excluding taxes, brokerage commissions, other transaction-related expenses, any extraordinary expenses of the Feeder Fund and the Feeder Fund Account Servicing Fees) (the “Covered Feeder Fund Expenses”) to be equal to no more than 0.020833% of the Feeder Fund’s net assets as of the relevant Fiscal Period Closing (the “Feeder Fund Expense Limitation”), before giving effect to (i) any repurchase payments to be paid in respect of a Repurchase Date (as defined in the Feeder Fund’s Prospectus) that is as of such date, (ii) any distributions to be paid as of such date (including any distributions paid in respect of dividends declared by the Feeder Fund in the preceding Fiscal Period), or (iii) Feeder Fund Account Servicing Fees assessed as of such date.

(d.)         The Feeder Fund agrees that it will maintain an account (the “Feeder Fund Expense Limitation Account”) and the balance of the Feeder Fund Expense Limitation Account shall equal, as of each date, an amount equal to:

1.          the aggregate amount of all Covered Feeder Fund Expenses reimbursed by the Investment Manager pursuant to Section 2(b) in the three (3) year period prior to such date; minus

2.          the aggregate amount of Feeder Fund Reimbursement Payments (as defined in Section 2(e)).

(e.)          The Feeder Fund agrees that, in any Fiscal Period in which the total amount of Covered Feeder Fund Expenses is less than the Feeder Fund Expense Limitation, the Investment Manager shall be entitled to a payment by the Feeder Fund (the “Feeder Fund Reimbursement Payment”) equal to the lesser of:

1.          the difference between the Feeder Fund Expense Limitation minus the aggregate amount of Covered Feeder Fund Expenses; and

2.          the balance of the Feeder Fund Expense Limitation Account.

Section 3.             Notice.  All notices shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered mail, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

To a Fund:

c/o Ironwood Capital Management
One Market Plaza, Steuart Tower, Suite 2500
San Francisco, California 94105

To the Investment Manager:

Ironwood Capital Management
One Market Plaza, Steuart Tower, Suite 2500
San Francisco, California 94105

Section 4.             Assignment.  This Agreement shall not be assignable by any of the parties hereto without the consent of the other parties and, in the event of an attempted assignment, it shall terminate.

Section 5.            Term.  This Agreement will continue in effect with respect to each Fund until August 31, 2022 and shall be automatically renewed upon September 1st of each year, unless the Manager provides written notice to the Master Fund and the Feeder Fund of the termination of this Agreement at least 90 calendar days prior to the end of the then-current term.

Section 6.             Governing Law.  This Agreement and all performances hereunder shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of choice of law.

Section 7.            Severability.  If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect so long as they preserve the basic economic terms of the agreement described herein.

Section 8.            Survival of Obligations.  Provisions of this Agreement that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive termination of this Agreement.  Specifically, and without limiting the generality of the foregoing, the obligations set forth in Section 6 and the obligation to settle accounts hereunder shall survive the termination of this Agreement and continue in effect indefinitely.

Section 9.             Capitalized Terms.  Any capitalized terms not defined herein shall have the meanings ascribed to them in the IMA.

Section 10.          Entire Agreement; Counterparts.  This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof except as otherwise set forth herein.  This Agreement may be executed in one or more counterparts, which shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC

By:
Name:	Jonathan Gans
Title:	Chief Executive Officer and President

IRONWOOD MULTI-STRATEGY FUND LLC

By:
Name:	Jonathan Gans
Title:	Chief Executive Officer and President

IRONWOOD CAPITAL MANAGEMENT

By:
Name:	Jonathan Gans
Title:	Chief Executive Officer and President